UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 30, 2011

Empowered Products, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-165917	27-0579647
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3367 West Oquendo Road, Las Vegas, Nevada 89118
(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code    800-929-0407

ON TIME FILINGS, INC.
260 Newport Center Drive, Suite 100, Newport Beach, CA 92660
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) on Form 8-K/A amends and restates in its entirety Items 2.01, 2.02, 3.02 and 5.01 of the Current Report on Form 8-K filed by Empowered Products, Inc. (“we” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 7, 2011 (the “Original Filing”).  On August 4, 2011, the Company received a comment letter from the staff of the Securities and Exchange Commission (the “SEC”) on the Original Filing.  This Amendment reflects changes made in response to comments we received from the staff in its comment letter.

Only Items 2.01, 2.02, 3.02, and 5.01 have been amended and restated in this Amendment and, unless otherwise indicated in this report, this Amendment continues to describe conditions as of the date of the Original Filing, and the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the Original Filing, or to modify or update those disclosures affected by subsequent events.  Among other things, forward-looking statements made in the Original Filing have not been revised to reflect events, results or developments that have occurred or facts that have become known to us after the date of the Original Filing, and such forward-looking statements should be read in their historical context. This Amendment should be read in conjunction with the Original Filing and the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Item 2.01	Completion of Acquisition or Disposition of Assets.

OVERVIEW

As used in this report, unless otherwise indicated, the terms “we,” “our,” “Company” and “EPI” refer to Empowered Products, Inc., a Nevada corporation, formerly known as On Time Filings, Inc., and its wholly-owned subsidiary EP Nevada, EP Nevada’s wholly-owned subsidiary, Empowered Products BVI, a British Virgin Islands corporation (“EP BVI”), EP BVI’S wholly-owned subsidiary, Empowered Products Asia, a company organized under the laws of Hong Kong (“EP Asia”), EP Asia’s wholly-owned subsidiary Polarin Pty Ltd., an Australian company (“Polarin Australia”).

HISTORY

OTF was incorporated in the State of Nevada on July 10, 2009.  Prior to the Merger, OTF was engaged in the business of providing transactional financial, corporate reporting, commercial and digital printing.

On June 30, 2011, OTF (i) closed a reverse merger transaction, described below, pursuant to which OTF became the 100% parent of EP Nevada, (ii) assumed the operations of EP Nevada and its subsidiaries and (iii) changed its name from “On Time Filings, Inc.” to “Empowered Products, Inc.” EP Nevada (which was formerly named Empowered Products, Inc.) changed its name to Empowered Products Nevada, Inc. upon its merger with Acquisition Sub.  Immediately after the Merger and the completion of EP Nevada’s name change, OTF changed its name to Empowered Products, Inc. by merging with its wholly owned subsidiary, Name Change Merger Sub.

EP Nevada was incorporated in the State of Nevada on April 22, 2004.  In March 2011 we formed EP Asia to acquire certain assets of Polarin Limited, a company organized under the laws of Hong Kong (“Polarin”).  Upon acquiring the assets of Polarin on March 31, 2011, we acquired a new indirectly owned subsidiary Polarin Australia.

Prior to the Merger, our services included the EDGARization of corporate documents that require filing on EDGAR, the Electronic Data Gathering, Analysis, and Retrieval system maintained by the Securities and Exchange Commission (“SEC”) and financial reporting and bookkeeping services.  Pursuant to the Assignment Agreement, the assets and liabilities of this business were transferred to OT Filings immediately after the Merger and the shares of OT Filings were transferred to Suzanne Fischer pursuant to the Repurchase Agreement.  Upon the closing of the Merger, we assumed the business and operations of Empowered Products Nevada, Inc. and its subsidiaries, which is now our sole business operations. Through EP Nevada and its subsidiaries, we market and sell a line of topical gels, lotions and oils designed to enhance a person’s sex life and in make people feel good about their sexual health in general.

CORPORATE STRUCTURE

The corporate structure of the Company is illustrated as follows:

Our principal operating subsidiary is Empowered Products Nevada, Inc., though which we sell topical gels, lotions and oils.  We sell our products throughout Asia and Australia and New Zealand through Empowered Products Asia Limited and Polarin Pty Ltd., our other operating subsidiaries.  Empowered Products Limited is primarily a holding company with no operations.

Our principal executive offices and corporate offices are located at 3367 West Oquendo Road, Las Vegas, Nevada 89118.  Our telephone number is 800-929-0407.

PRINCIPAL TERMS OF THE MERGER

On June 30, 2011, OTF entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EP Nevada, Acquisition Sub and Name Change Merger Sub.  Pursuant to the Merger Agreement, EP Nevada agreed to merger with an into Acquisition Sub, with EP Nevada as the surviving corporation, with each share of EP Nevada being exchanged for 4 shares of OTF (the “Merger”).  The Merger closed on June 30, 2011.

Upon consummation of the Merger, the sole stockholder of EP Nevada common stock received 40,000,000 shares of our common stock.  In connection with the Merger, we repurchased and cancelled 223,370,000 shares of our common stock held by Suzanne Fischer, our corporate secretary and one of our directors pursuant to the Repurchase Agreement (the “Share Cancellation”).  Immediately after the closing of the Merger, the Share Cancellation and the closing of the Private Placement (described below), we had 62,388,856 shares of common stock, no shares of preferred stock, no options, and warrants to purchase 2,000,000 shares of common stock issued and outstanding.

On June 30, 2011 after the closing of the Merger, OTF changed its corporate name from “On Time Filings, Inc.” to “Empowered Products, Inc.”  Our common stock is quoted on the OTC Bulletin Board and OTCQB under the symbol “OTMF.OB”. We expect to receive a new symbol as a result of our name change to Empowered Products, Inc.  This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock.  As of July 6, 2011, no shares of our common stock have traded.

The transactions contemplated by the Merger Agreement were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger resulted in a change in control of our company from Suzanne Fischer, to the former sole stockholder of EP Nevada, Scott Fraser.  In connection with the change in control, Scott Fraser, was appointed as our Chairman of the Board, President and Chief Executive Officer effective upon the closing of the Merger.  Ms. Fischer, an officer and director of OTF prior to the consummation of the Merger, resigned from all officer positions with the Company except Corporate Secretary, at the time the transaction was consummated.  She also continues as a member of our Board of Directors.

EMPOWERED PRODUCTS, INC.’S BUSINESS

Overview

Through EP Nevada, we offer a line of quality products, including topical gels, lotions and oils, designed to enhance a person’s sex life and make people feel good about their sexual health in general.  We currently have 12 exclusively formulated skin lubricants sold under our PINK® for Women and GUN OIL® for Men trademarks and intend to continue to expand our products offerings.  Our proprietary formulated products are designed to increase mental focus and to improve the bond of interpersonal relationships. Our trademarked products are currently sold in 30 countries through more than 2,700 retail outlets.

EP Nevada was founded in March 2002 and opened its first logistical center at its headquarters in Las Vegas, Nevada in April 2004.  Since then, we have steadily augmented our bottling and packaging equipment to efficiently process our topically applied gels, lotions and interactive lubricants. This proprietary assembly line has been a major factor in our reduction in costs of goods sold by an annual average of 52% over the past five operational years.  Presently, we have six products under our PINK® for women trademark and six products under our GUN OIL® for men trademark.

Industry and Market Opportunity

We operate in the rapidly expanding worldwide market of sexual wellness products. This industry's global market value has rapidly expanded as consumers have steadily increased demand for products that enable self-directed therapy and healing.  We believe that development of our active and expanding customer niche for our topical gels, lotions and oils in 30 countries thus far demonstrates the growing worldwide appetite for such products. As such products have continued to gain consumer acceptance, many traditional major retailers, pharmacies and online retailers have begun carrying such products in their stores.

The initial target market for our products was adult males.  Our first product launch in 2003 was an exclusively formulated cream that gradually created intense physical satisfaction.  Our target market has steadily expanded with each new product added to our line and each addition has been inspired by the needs of customers.  For example, both our PINK® and GUN OIL® silicone lubricants were custom formulated according to a plethora of feedback received from women and men that comprise our wholesale buyer network. Both formulas were designed to create intense physical sensation during interaction between two individuals leading to stronger emotional unions among couples.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Brand awareness

Our topical gels, lotions and oils marketed under our “PINK” and “GUN OIL” trademarks, have a solid reputation and have become a recognized brand name in the industry, which we expect will assist us in growing our business over the course of the next few years.

In-house bottling and labeling capabilities

At our facility in Las Vegas, Nevada, we conduct all of our bottling and labeling operations, except for our sample size products, which allows us to control our production operations.

Experienced Chief Executive Officer

Scott Fraser, our President, Chief Executive Officer and founder, has extensive business and industry experience, including an understanding of changing market trends, consumer needs, and our ability to capitalize on the opportunities resulting from these market changes. Mr. Fraser also has significant experience with respect to key aspects of our operations, including research and development, product design, bottling, and sales and marketing.

Our Strategy

As a recognized brand in the sexual wellness products market, our goal is to increase revenue and improve our profitability by using the following strategies:

Expand our production capacity of our packaging and logistical center

We intend to triple the production capacity of our Las Vegas packaging and logistical center by the end of fiscal 2012.  The increase in our bottling capacity will enable us to fulfill the steadily escalating orders for our current line of topical applications. We expect that our expansion will be completed by the end of fiscal 2012.

Begin selling our products directly to retailers

Currently we only sell our products to wholesalers.  In the future, we intend to sell our products directly to retailers to increase sales and brand awareness.  We are working to obtain a higher Nielsen Rating for our products which we believe will enable us to deal directly with mass retail chain in the U.S. and Canada.

Enhance brand awareness

We believe that continuing to strengthen our brand is critical to our increasing demand for, and achieving widespread acceptance of, our products. We believe a strong brand offers a competitive advantage and we intend to devote additional resources to strategic marketing promotion in order to increase brand awareness and product recognition and heighten customer loyalty. We will continue to exhibit our products at trade shows around the world and devote additional resources into print and radio advertising to promote our brand.

Introduce a line of oral nutritional supplements

We are currently expanding the scope of our proprietary product line by adding a line of ingestible health sustaining supplements that are directed toward enhancing our customers' confidence and wellbeing.  We currently intend to introduce two nutritional supplements in 2011.  The most momentous growth component on our operational horizon is our development of a nutritional supplements dedicated to providing a favorable solution for the growing number of people socially incapacitated / subdued by prescription anti-depressants.

Pursuing acquisitions to broaden our drug candidates and product offerings

We will consider strategic acquisitions that will provide us with a broader range of product offerings.  When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Products

We launched our first topically applied wellness cream in 2003 and have kept all of our subsequent products competitive with unique formulations with premium ingredients and aggressive pricing.  Each product in our current line provides a unique benefit, in response to ongoing feedback from our customers.  Our current line of 12 products is divided between six designed and packaged specifically for women under the PINK® trademark and six designed and packaged specifically for men under the GUN OIL® trademark.

GUN OIL for Men

•	GUN OIL Silicone: Based directly on the weapons lubricant stored in the butt-plate of M-16 rifles just like our Chief Executive Officer carried as a U.S. Marine

•	GUN OIL H2O: Water-based lubricant answer the growing consumer demand for a lighter weighted fluid that washes off without soap

•	GUN OIL Force Recon: Unique combination of water and silicone that is heavier weighted for prolonged interactions when friction is a concern

•	GUN OIL Gel: Keeping with the trends in men's personal toys, our gel keeps functioning properly while protecting the outer silicone coatings

•	GUN OIL Stroke 29: Self-therapy cream to clear mind of primal urges and formulated to gradually attain clarity as time and place permits

•	GUN OIL Jack Jelly: Self-therapy gel that also clears the mind and restores focus before major decisions but faster acting than our cream

PINK for Women

•	PINK Silicone: Formulated with additional vitamin E and Aloe Vera to provide both enhanced comfort and moisture with therapeutic benefit to the skin during intercourse with higher end packaging

•	PINK Water: Lightly weighted lubricant that includes vitamin E and Aloe Vera but no glycerin or pigments for added skin benefit and its water-base cleans easily and does not stain fabrics

•	Hot PINK: An exothermic massage lubricant that heats up upon skin contact with a slick formula that is free of silicon and glycerin to be non-staining

•	PINK Frolic: Thick formulation provides maximum comfort from heavy friction while the surface of personal toys yet is water-based to be non-staining and is highly concentrated to be long-lasting

•	PINK Unity: Hybrid lubricant in gel form that combines the longer lasting thickness of silicone with light dissolvability of water-base

•	PINK Indulgence Crème: Designed to provide triple benefit of a skin moisturizer, a massage cream and a personal lubricant all over body with a light, non-staining silicone formula

We also offer products in a “Happy-Pack,” which consists of a box set of our complete product line.  Our current “Happy Pack” is a demonstration case that contains our complete product line we send to potential wholesale buyers.  Although we do not currently sell our Happy-Pack to retail customers, we plan to offer a retail edition for sale and/or promotion to our end consumers.

Product Sourcing and Bottling

We contract with independent third-party companies to mix our topical gels, lotions and oils.  The mixed products are then transported to our bottling facility in Las Vegas, Nevada where we bottle and label all of our products.  During the years ended December 31, 2010 and 2009, we purchased all of our mixed lubricant product from two suppliers, Chemsil Silicones, Inc. and Creation's Garden Natural Products, Inc.  Although we obtain our lubricant products from only two suppliers, we believe there are various other manufacturers who could mix our products and we believes that other suppliers could provide similar lubricant on comparable terms.  A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

We currently obtain all of our bottles from RoundBridge Inc., a company located in China.  We obtain our labels from different third parties for the different sizes and shapes of our bottled products. We do not have long-term agreements with any of our bottle or labels suppliers and place orders with such suppliers on an as-needed basis. Although we obtain our bottles from only one supplier, there are many other bottle manufacturers from whom we may purchase bottles for our products.

We currently have one operational bottling line, which we run in two shifts due to the purchase of higher capacity pumps in late 2010.  In June 2011 we began leasing additional manufacturing space in which we intend to place another bottling line to increase production capacity.

Sales, Marketing and Promotion

Through our in-house sales department, we sell our products to wholesalers.  Our sales staff works closely with our wholesale customers so that we can better address their needs and improve the quality and features of our products. Our sales staff works with our wholesale customers and visits retail outlets that sell our products to educate such retailers about these products.  We offer discounts to our wholesale customers ranging of up to 45% off of our standard list prices to encourage large-volume and long-term customers.

Sales to our customers are based primarily on purchase orders we receive from time to time rather than firm, long-term purchase commitments. Uncertain economic conditions and our general lack of long-term purchase commitments with our customers make it difficult for us to predict revenue accurately over the longer term.

Currently our products are sold in chain stores with less than 100 outlets in the United States and/or Canada and in a limited number of outlets of major retail chains in the U.S. and Canada. Our products are sold in Europe in such countries as Iceland, Ireland, United Kingdom, Portugal, Spain, France, Belgium, Netherlands, Denmark, Germany, Italy and Russia and in Asia in countries such as China, Hong Kong, Japan, Korea, Singapore, Taiwan, Thailand, Indonesia, Australia and New Zealand.  We currently have a Nielsen rating for our products and are attempting to obtain a higher rating for our products from the Nielsen Company.

    The Nielsen Company, by monitoring shopper behavior, produces a retail index that tracks the flow of food and drug purchases by consumers which allows companies to determine their share of the market and information on how to improve their market share.  Each product SKU is assigned a rating based on POS data collected from participating stores.  Based on product ratings, a rating is also generated for the company brand of the products. The Nielsen rating provides retailers with information regarding consumer preferences and purchasing habits, such as brand preference and shelf placement. Retailers can use this information to determine which products to carry in their stores.  Large chain retailers, which include those with over 1,000 outlets in the United States and/or Canada, often require companies to have a minimum retail Nielsen rating before they will carry specific product lines on a large scale basis across their store locations.  Although Nielson ratings vary from time-to-time based on current sales and chain retailer thresholds vary on the minimum Nielson rating required to carry a product, we believe that we would need monthly sales of at least 100,000 per product SKU in order for us to achieve a Nielsen rating high enough for large chain stores to carry some or all of our products.  We hope that we will be able to increase our monthly sales of select product SKUs to achieve a retail Nielsen rating that would permit us to sell those  products to such large chain retailers; however, we cannot assure you when, if at all, we will be able to obtain such a rating.
Revenues based on the location of our customers as a percentage of total revenue is set forth below:

	Three Months Ended March 31,		Years Ended December 31,
	2011	2010	2010	2009
North America	91.9%	92.5%	92.4%	97.9%
Europe	6.4%	3.8%	5.9%	0.7%
Asia	1.7%	3.7%	1.7%	1.4%
	100.0%	100.0%	100.0%	100.0%

In the future we intend to sell our products directly to retailers and directly to consumers through our website.

We engage in marketing activities such as attending industry-specific trade shows both domestically and abroad to promote our products and brand names. Our attendance at these trade shows provides us with valuable feedback from our customers, as well as consumers and retailers, regarding our products and information on emerging industry trends and new customer preferences.  We distribute surveys to our wholesale customers and our end consumers, as well as samples of our products, such as our Happy-Pack, at these tradeshows.  Customers return completed surveys regarding our products in exchange for coupons for our products. We will expand our post-sales surveys and formal focus group campaign going forward.

We also advertise in magazines and through our website to market our products. We believe these activities help in promote our products and brand name among key industry participants.

We have agreed to allow an independent third party to place their machine that can bottle sample sizes of our products in our new factory location. In exchange for providing this third-party with space in our facility in which to place its sample machine, we will receive a discount on samples of our products bottled using the machine. The exact terms of the discount have yet to be determined. The location of the sample machine in our facilities will greatly reduce the turn-around time for our procurement of sample-sized products. In addition, we will be able to order sample sizes in smaller quantities than we have traditionally been able to order, which we believe will reduce our costs related to our samples.

Major Customers

During the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, no customer accounted for more than 10% of our revenues.

Seasonality

Our business is not seasonal in nature.

Government Regulation

Most of the lubricants we sell are regulated by the Food and Drug Administration (“FDA”) as “cosmetics,” as defined by the Federal Food, Drug, and Cosmetic (“FDC”) Act. Cosmetic products do not have FDA premarket submission requirements, but they do need to comply with the requirements of the FDC Act, the Fair Packaging and Labeling Act, and FDA’s implementing regulations. Cosmetic products must also comply with the FDA’s ingredient, quality, and labeling requirements and the Federal Trade Commission’s (“FTC”) requirements pertaining to truthful and non-misleading advertising.

We plan to expand our product line to include lubricants that are labeled as “condom safe” or “condom compatible.” The FDA regulates lubricant products that make condom-related claims as “devices,” as defined under the FDC Act. Under the FDC Act, medical devices are categorized by classes- Class I, II, and III. The classification corresponds to the degree of risk associated with the product and the extent of control needed to ensure safety and effectiveness. The FDA regulates lubricants making condom compatibility claims as Class II devices. As such, condom compatible lubricants would require the submission of a 510(k) premarket notification to the FDA and the issuance of a clearance order to be marketed in the United States. Other requirements apply to Class II devices including compliance with the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

In order for the FDA to clear a 510(k) premarket notification, the sponsor must submit information and data demonstrating that the device is “substantially equivalent” to a “predicate” device, which is a device that was either legally marketed prior to May 28, 1976 (the date upon which the Medical Device Amendments of 1976 were enacted) or subsequently cleared through the 510(k) premarket notification process. By statute, the FDA is required to review and clear a 510(k) premarket notification within 90 days of the submission. As a practical matter, clearance often takes considerably longer. A Class II device requiring the submission of a 510(k) premarket notification cannot be marketed in the U.S. without first receiving FDA market clearance.

In December 2008, we submitted two 510(k) premarket notifications to FDA to support condom compatible claims for our water-based and silicone-based lubricants. Prior to submitting the 510(k) premarket notifications, we engaged legal counsel to assist in the preparation of the 510(k) premarket notifications and engaged independent laboratories to conduct the necessary studies to support the submissions. In December 2009, after one year of interactive review and discussion with FDA, which included expanding requests for testing data not previously requested of other companies, the FDA notified us that it considered the 510(k) premarket notifications withdrawn since more than 30 days had elapsed since it requested additional information. We contested this conclusion and the FDA agreed to grant us additional time to complete the testing pursuant to the agreed upon protocol. This testing was completed in October 2010. However, when we attempted to submit the final test data, the FDA was unwilling to reopen the 510(k) files and accept the data for review. We contested this position, but the FDA was unwilling to reopen the 510(k) files.

We are currently in the process of updating our 2008 510(k) filings and resubmitting two new 510(k) premarket notifications. We expect to submit the 510(k) premarket notifications before the end of the third quarter of 2011. The new submissions will each be subject to user fees of $2,174 (as a small business with gross sales less than $100 million). As with any regulatory process, there can be no assurance that the device submissions will receive 510(k) clearance within 90 days of submission or that we will be successful in obtaining 510(k) clearances. If the FDA agrees that the products are substantially equivalent to the listed predicate devices, it will grant a clearance order that would allow us to market our water-based and silicone-based lubricant products with condom compatibility claims in the U.S. If the product formulation or intended use is subsequently significantly changed or modified, a new 510(k) premarket notification would need to be submitted and cleared by the FDA. The FDA regulates significant aspects of the device lifecycle, including research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, production, import, and export. Once we receive FDA clearance and begin marketing condom compatible lubricants in the U.S., we will be subject to the FDA’s medical device regulatory authority. Device products must also comply with the FTC’s requirements pertaining to truthful and non-misleading advertising.

We believe that our nutritional supplement products will qualify as a “dietary supplement” covered by the Dietary Supplement Health and Education Act of 1994 (“DSHEA”) and will not require FDA approval for their release. While we will not need to obtain FDA approval prior to producing or selling out nutritional supplements, we will be responsible for assuring that such supplements are safe prior to marketing such products. The FDA can take action against any of our products that it determines are unsafe after they are marketed. We must also record and report to the FDA any reports of serious adverse side effects associated with our nutritional supplements. We are also responsible for assuring that our label information is truthful and not misleading. The manufacturers of our nutritional supplements must comply with Dietary Supplement Current Good Manufacturing Practices (cGMPS). The FDA may inspect the manufacturing facilities of our nutritional supplements. We do not believe that we will be required to make significant modifications to our facilities in connection with entering the nutritional supplement market because we do not blend or mix products in-house and products are delivered to us from our manufacturers sealed. We do, however, intend to make certain modifications to our facilities to align with GMP protocol, which primarily involve document tracking and amendments to our SOP's.

If the FDA determines we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions including public warning letters, fines, injunctions, consent decrees, seizure of our products, total or partial shutdown of our production, and criminal prosecutions. If any of these events were to occur, it could materially adversely affect us. The FDA or FTC may also disagree with our characterization of one or more of our products as a cosmetic or dietary supplement or question the substantiation for product claims. This could result in a variety of enforcement actions which could require the reformulation or relabeling of our products, the submission of information in support of the product claims or the safety and effectiveness of our products, product recalls, or more punitive action, all of which could have a material adverse affect on our business and reputation. Even if we are able to maintain compliance with FDA and FTC regulations, such compliance can be time-consuming, costly and uncertain. For example, we spent over three years and $300,000 for an expert to guide us through the approval process for a labeling application with FDA, but no tangible result or decision was attained.

Polarin previously distributed our products from Hong Kong to Australia and New Zealand through its wholly-owned Australian subsidiary, Polarin Pty Ltd. (“Polarin Australia”) pursuant to permits issued by Australia and New Zealand. When we acquired the assets of Polarin in the first quarter of 2011, we obtained Polarin’s New Zealand Medsafe Import Permit issued by the New Zealand Medicines and Medical Devices Safety Authority which will allow us to export our products to New Zealand. In addition, Polarin Australia holds a Certificate of Inclusion of a Medical Device issued by the Therapeutic Goods Administration, Department of Health and Ageing of the Australian Government. We will be required to maintain these permits in order to continue to export products to Australia and New Zealand through EP Asia. We will apply for extensions of such permits prior to their expiration, but cannot guarantee that such permits will be renewed.

Research and Development

For the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009, we expended $0, $73,459 and $83,033, respectively, in research and development costs.

Intellectual Property

We use trademarks on all of our products to maintain and enhance our competitiveness.  We believe that having distinctive identifiable trademarks is an important factor in creating a market for our goods and distinguishing our products from those of other companies.  We currently own an aggregate of 89 trademarks for our products registered in the U.S., Australia, Brazil, Canada, China, the European Community, Hong Kong, Iceland, Japan, Mexico, New Zealand, and Taiwan. We consider these trademarks to be of material importance in the operation of our businesses and will protect our trademarks against infringement.

Competition

The markets for the products offered by our company are highly fragmented and are characterized by many of small businesses as well as large multi-national companies. With no significant barriers to enter this market, we believe that competition in the industry will intensify. We believe that we compete on the basis of the distinctiveness, quality, performance and price of our products, quality of customer service, promotional activities and brand name recognition. Many of our competitors market products that are well known and trusted by the consumer marketplace, including Johnson & Johnson with its line of K-Y personal lubricants. Our products also compete with Astroglide® made by Biofilm, Inc. and the Wet® line of products made by Trigg Laboratories, Inc. Many of our competitors have significantly greater financial and other resources than we do and have the ability to spend more aggressively on advertising and marketing, spend more on product development and testing, and have more flexibility than we do to respond to changing business and economic conditions and changes in preferences for sexual wellness products.

Employees

As of March 31, 2011, we had 12 employees, all of which are full time. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Properties

We rent approximately 11,000 square feet of office and manufacturing space at our headquarters located at 3367 West Oquendo Road, Las Vegas, Nevada 89118 from an affiliate that is controlled by Scott Fraser, our Chief Executive Officer, under a triple net lease expiring on February 28, 2012. Monthly base rent under the lease is $7,000. We do not expect to experience any difficulties in renewing our leases, or finding additional or replacement office and warehouse space, at their current or more favorable rates.

In June 2011, we entered into a lease agreement to lease approximately 3,800 square feet of additional manufacturing facility space at 3375 W. Oquendo Road in Las Vegas, which is located next to our existing manufacturing facilities. Pursuant to the lease, which expires on May 31, 2013, our annual rent is $48,000, which is payable in equal monthly installments. Pursuant to the lease, we were also granted an option to purchase the leased premises for $608,000, which we may exercise at any time until the expiration date of the lease.

Our facilities are adequate and suitable for our current needs and for our current expansion plans.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this report before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our common stock is quoted on the OTC Bulletin Board and OTCQB under the symbol “OTMF.OB”. This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock. As of July 6, 2011, no shares of our common stock have traded. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this report.

If the outside contractors we currently use for bulk production of our product content fail to produce in the volumes and quality that we require on a timely basis, we may be unable to meet demand for our products and may lose potential revenues.

We currently contract with specially equipped contractors to handle the large-scale mixing of the formulation components in our products. This external contractor relationship entails added costs and potential disruption to our finished goods schedule. These third-party contractors may encounter difficulties in production, including problems with quality control, quality assurance testing, shortages of qualified personnel, and compliance with federal, state and or other governmental regulations. Our contractors may not be able to expand capacity or to produce additional product requirements for us in the event that demand for our products increases. There can be no assurance that our contractors will be able to continue purchasing raw materials for our products from current suppliers or any other supplier on terms similar to current terms or at all. If these contractors were to encounter any of these difficulties, or experience any interruption in the availability of certain ingredients or significant increases in the prices paid for such materials, our ability to fulfill orders on a timely basis to our customers would be jeopardized. In the future we intend to add the necessary industrial level mixing equipment to our current bottling facility, however, we cannot assure you when and if we will begin to mix our products in-house.

Developing and increasing awareness of our brand is crucial to increasing our customer base and our revenues.

We believe that increasing awareness of our PINK® and GUN OIL® brands will be critical to expanding our customer base and our revenues, especially as we expand our line of product offerings. If we fail to advertise and market our products effectively, we may not succeed in maintaining or increasing awareness of our brands and we may lose customers and our revenues will decline. The delivery of quality products to our customers is also of utmost importance to maintaining and enhancing the reputation of our brand. If our customers do not perceive our products to be of high quality, demand for our products will decline, which could lead to a decline in revenues and an adverse effect on our financial condition.

Our new marketing focus to retail buyers might not be successful and may decrease sales to our wholesale customers.

A component of our overall plan to increase sales, through greater inventory capacity and new product genres, includes direct marketing to the end retail consumers of our products. We have not previously sold products directly to retail customer and cannot assure you that this new marketing strategy will be successful. In implementing this new strategy, we will employ various methods to drive and direct consumer traffic, such as issuing coupons redeemable at preferred online and onsite retail outlets. These methods may cause tension with our wholesale customers that want to control such consumer traffic and cause such customers to retaliate by decreasing their purchase orders with us, which could have a material adverse effect on our business, financial condition, liquidity and operating results.

Our plan to implement new sales and marketing strategies to reduce sales and marketing related costs may not be successful.

Our sales and marketing strategies, which have predominantly focused on trade conventions and extensive travel to onsite visits to wholesale accounts, must become more efficient to increase profit margins.  We plan to implement new sales and marketing strategies to increase sales and lower our costs per new account added and per order attained by using mass-contact methods such as direct mail and online order solicitation from our customer contact management program on our proprietary server. We cannot assure you that these new sales and marketing methods will result in increased sales or decreased costs.

If we are unsuccessful in developing an online marketing strategy for our products, our sales may decline and cause an adverse effect on our results of operations.

In the past three operating years, we have observed a gradual decline in the number of onsite adult product stores in the U.S. in general and within our active wholesale customer database. Although many of these adult trade retail outlets have transformed into online sales venues, we have had to continually update and convert our marketing materials from point-of-purchase displays to online promotional graphics in HTML format. Our marketing strength has traditionally been physical, point-of-purchase displays where consumers can physically see and hold our unique product packaging. It is uncertain whether our new online marketing strategy will be as successful as our physical marketing displays. Our failure to implement a successful online marketing strategy may lead to fewer sales and an adverse effect on our results of operations.

Our failure to obtain a favorable Nielsen Rating for our products within our anticipated timeframe, if at all, will may hamper our plans to expand sales of our products to major retail chain stores in North American and Canada.

Although we do currently command shelf space in chain stores with less than 100 outlets and in a limited amount of outlets of major chains in North America, our company has not attained the minimum Nielsen Rating needed for us to have our products carried on a large scale at mass retail chains. Mass retail chains, those with over 1,000 outlets in the United States and/or Canada, most often require a minimum Nielsen Rating to carry a specific product line on a large scale. Obtaining a favorable Nielsen Rating is crucial to our plans to our goal to obtain mass retail-chain shelf space for our products. We have started the process of obtaining the required minimum Nielsen Rating, however, we cannot assure you when, if at all, we will be able to obtain such a rating. Our failure to obtain a Nielsen Rating within our projected timeline could hinder our expansion plans and adversely affect our business and results of operations.

A deterioration in trade relations between U.S. and China could negatively impact our inventory production capacity.

The majority of components, such as bottles, caps and labels, for our current product line are purchased from manufacturers based in China. Any disruption in the delivery of these components to our bottling facility in Las Vegas, Nevada would negatively impact our immediate ability fulfill orders. Although there are alternate component vendors in North America, their higher costs and longer delivery times would negatively impact to our fulfillment process and financial condition.

Our entry into the South America markets continues to be difficult which could negatively impact our expansion plans.

We have been attempting to gain initial shelf space in South America for the past several years without success. The requirements to attain import licenses, such as the "anavisa" program in Brazil, continue to change without clear explanation. Although Mexico-based wholesalers have presented themselves as gateways to the South American retail system, we have yet to execute an active distribution agreement with any wholesaler with access to the South American market. This largely receptive market to our current product lines continues to be elusive. Our failure to access the South American market could slow our current expansion plans.

Impediments to global shipping lanes can delay crucial deliveries and negatively impact our business, financial condition and results of operations.

Both our receipt of product packaging components and our shipment of finished goods depend heavily on ship cargo container delivery. Past events, such as the British Petroleum oil spill in the Gulf of Mexico in 2010, have caused delays in shipping traffic through the Panama Canal and Mississippi Delta cargo terminals. Although our primary cargo ship deliveries are between Hong Kong and Los Angeles, we experienced shipment delays due to the British Petroleum oil spill and remain vulnerable to future disruptions. Any shipment delays in obtaining our product packaging or shipping our finished products to our customers could negatively impact our business, financial condition and results of operations.

Our planned website upgrades require extensive programming time and may not be completed within our anticipated timeline, which may negatively impact our expansion plans and results of operations.

Through May 2011, our online presence has been limited to an online presentation of our product line and basic avenues to contact our company. We are currently in the process launching an interactive sales and service website through which our wholesale customers can place orders, pay outstanding account balances and request all forms of customer service. We expect to have all online programming upgrades functioning before the end of 2011 but cannot guarantee that we meet that deadline. Our failure to launch our new website when anticipated may negatively impact our expansion plans and results of operations.

Our Las Vegas logistical center can be impacted by foul weather which can disrupt our operations.

Our product bottling and order fulfillment shipping operations can be interrupted by abnormal weather conditions in the high desert environment of Las Vegas, Nevada.  In the past, a rare snow storm caused enough roof damage to one of our warehouse facilities to temporary halt personnel and machinery functioning inside.  The occurrence of any future abnormal weather conditions could cause damage to our facility and possible cause us to have to stop or delay operations again.  Although we have insurance to cover damage to our facilities, we may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We must increase production space, machinery and personnel in order to implement our current plan to expand production capacity.

We currently plan to triple our production capacity and increase the scope of our product lines under our two trademarked logos, which will require us to triple the operational space of our logistical center in Las Vegas, Nevada. The acquisition of the additional required space is approaching completion but the acquisition of all the new required customized machinery could take until the calendar year end of 2011. We have paid approximately $28,000 in deposits for new bottling equipment in 2011 and have a balance due of approximately $77,000 for the equipment by September 1, 2011. We also plan to purchase an additional $80,000 for additional equipment in 2011. It is difficult to estimate the time required for the hiring and training of the additional personnel that will needed to run the new machines and to account for the increase in productions shifts we plan to implement for our expansion. We cannot assure you that we will be able to increase our production space, machinery and personnel needed for our expansion in a timely manner to meet our current expansion timeline.

If we cannot increase the electrical power capacity of our bottling plant, we may be unable to increase our bottling capacity as currently planned.

Each additional bottling line with higher capacity flow pumps and components substantially increases our facility’s power supply needs from the local grid. Our logistical director is currently working with our local utility provider to increase the power supply that will be needed to run all of our new equipment and production lines we intend to add in 2011, however, we cannot assure you that we will be able to obtain an adequate power supply for our new equipment to complete our plan to triple production capacity. We have rented a new facility at which we intend to place our new production line. We believe that this additional facility has sufficient power supply for our anticipated future expansion, however it will take time to prepare the new facility and begin production operations there. If we are unable to obtain an adequate power supply for our equipment at our current location, we may not be able to implement our current expansion plans.

The adult nature of our products may prevent some companies from doing business with us.

Some companies we seek to provide products and services to us may be concerned that associating with our company due to the adult nature of our products. These companies may be reluctant to enter into or continue business relationships with us. We cannot assure you that we will be able to maintain our existing business relationships with the companies that currently provide services and products to us. We could be forced to enter into business arrangements on terms less favorable to us than we might otherwise obtain, which could lead to higher transaction costs. If we are unable to maintain our existing business relationships or enter into business relationships with other product and service providers in the future may materially adversely affect our business, financial condition and results of operations.

We may not be successful in attracting new consumer groups for our new nutritional supplement product line.

The retail consumers of our current topical gels, lotions and oils products are predominately onsite and online customers of adult products stores, independent and chain drugstores and women’s accessory boutiques. The success of our new lines of nutritional supplements will depend upon attracting a consumer following from customers of onsite and online grocery stores, wellness product merchants and group medical service providers.  The appeal of our new nutritional supplement products to and the recognition of our trademark logos by these new consumer groups could be less than we currently anticipate.  Our failure to attract new consumers for these products may result in increased costs and cause a material adverse effect on our results of operations.

Our current management has no experience in developing and selling nutritional supplements.

Since March 2002 through May 2011, the core of our sales revenues has derived from our line of topically applied gels, lotions and interactive lubricants. Our current management is drawing on this specific product-scope experience to launch products in the nutritional supplement category. No member of our management team has previously been involved in the nutritional supplements industry. We cannot assure you that the sales and marketing strategies employed by our current management and sales staff that have been successful for our traditional product lines will be as effective for our launch of products in these new categories.

Our current trademark protections might not translate over to our new nutritional supplement products categories

Our current trademarks cover our product line in category 25 for topical applications in 30 countries under the PINK® and GUN OIL® logos. Our product line expansion into nutritional supplements will qualify under new product categories for trademark protection. We have not yet determined the need and cost for additional trademark registrations for new products under our current logos that may be needed. Costs associated with any new needed trademark registrations would negatively affect our results of operations.

Our inexperience in dealing with the Food & Drug Administration may harm our plans to offer nutritional supplement products.

We expect our product expansion into nutritional supplements to require expert guidance with Food & Drug Administration (FDA) procedures. During a previous labeling application with FDA, Empowered Products spent over three years and $300,000 for a selected expert to guide us through the approval process but no tangible result or decision was attained. We are currently seeking the assistance of an expert in FDA policies and procedures in anticipation of our pending FDA guidance and procedure needs. We cannot guarantee you that we will be successful in obtaining any needed FDA approvals for our products.

We may be subject to product liability claims from our products, which could result in costly litigation and a material adverse effect on our business and results of operations.

The development and sale of our topical lubrication products exposes us to the risk of damages from product liability or other consumer claims. Such claims may arise despite our quality controls, proper testing and instruction for use of our products. We may still incur substantial costs related to a product liability claim, which could adversely affect our business and results of operations.

We will be subject to competition from numerous companies, including a number of multi-national companies that have significantly greater financial and other resources.

The sexual wellness business is highly competitive and very fragmented. With no significant barriers to enter the sexual wellness market, we believe that competition in the industry will intensify. We will be competing with hundreds of large and small companies, including large multi-national companies such as Johnson & Johnson, the maker the most recognized personal lubricant product, K-Y Jelly, and numerous other multi-national manufacturers. Most of our competitors market products that are well known and trusted by the consumer marketplace. Since virtually all of our competitors have significantly greater financial and other resources than we do, our competitors have the ability to spend more aggressively on advertising and marketing, spend more on product development and testing, and have more flexibility than we do to respond to changing business and economic conditions and changes in preferences for sexual wellness products. Any delays in our development or release of new products in response to changing customer preferences could materially adversely affect our operating results and financial condition. Our existing competitors and future potential competitors may develop or market products that will be more accepted in the marketplace than our products. Competition in the sexual wellness business is based on product price, product quality of the products, promotional activities, advertising, new product introductions, name recognition, and other factors. It is difficult for us to predict how we will be able to effectively compete with our competitors’ actions in these areas. We cannot assure you that we will have the resources to compete successfully with our competitors.

We may need additional capital to implement our current business strategy, which may not be available to us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, we may have to delay, modify or abandon some of our expansion plans. This could slow our growth, negatively affect our ability to compete in the marketplace and adversely affect our financial condition.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends.

We rely heavily on the founder of EP Nevada, Scott Fraser, our current President and Chief Executive Officer.  The loss of his services would have a material adverse effect upon the Company and its business and prospects.

Our success depends, to a significant extent, upon the continued services of Scott Fraser, who is the founder of EP Nevada and our current President and Chief Executive Officer. Mr. Fraser is not subject to any agreement that prevents him from soliciting our existing customers or disclosing information deemed confidential to us, we do not have any agreement with Mr. Fraser or any key members of management that would prohibit them from joining our competitors or forming competing companies. If Mr. Fraser or any key management personnel resigns to join a competitor or form a competing company, the loss of such personnel, together with the loss of any customers or potential customers due to such executive’s departure, could materially and adversely affect our business and results of operations.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively and our business and financial prospects may be harmed.

We believe that our trademarks, in particular PINK® and GUN OIL®, are crucial to our success, growth potential and competitiveness. Our products are currently sold under these trademarks in over 30 countries. There is no assurance that there will not be any infringement of our brand name or other registered trademarks. Should any such infringement occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our trademark rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

We cannot guarantee the protection of our intellectual property rights and if infringement of our intellectual property rights occurs, including counterfeiting of our products, our reputation and business may be adversely affected.

Should any such infringement and/or counterfeiting occur, our reputation and business may be adversely affected. We may also incur significant expenses and substantial amounts of time and effort to enforce our trademark rights in the future. Such diversion of our resources may adversely affect our existing business and future expansion plans.

If we are subject to Intellectual property litigation, we could incur significant costs and liabilities which could disrupt our business and negatively affect our financial condition and results of operations.

We may be subject to claims of infringement or other violations of intellectual property rights. Whether or not such a claim is valid, receipt of these notices could result in significant costs and diversion of the attention of management from our business operations. To the extent that any claim brought against us against us is successful, we may have to pay monetary damages or discontinue sales of any of our products that are found to be in violation of another party’s rights, which could result in a material adverse effect on our financial condition and results of operations.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded our operations since our inception and will endeavor to further expand our operations in the future with our current plans to triple our output capacity at our bottling facility.  Any additional significant growth in the market for our products or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, sales and marketing and other purposes.  During any growth, we may face problems related to our operational and financial systems and controls, including quality control and customer service capacities.  We would also need to continue to expand, train and manage our employee base.  Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, to increase our output capacity and to hire additional employees.  For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls.  Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.  We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

Our business and results of operations may be negatively impacted by general economic and financial market conditions and such conditions may exacerbate the other risks that affect our business.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. Current market conditions could impair our ability to raise additional capital when needed for our operations and planned expansion. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and abroad, but the longer the duration the greater risks we face in operating our business. There can be no assurance, therefore, that current economic conditions or worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our operating results.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We may adopted an equity incentive plan under which we may grant securities to compensate employees and other services providers, which could result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees. Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the stockholders’ ownership interests in our company.

Our charter documents and our stockholder rights plan may have anti-takeover effects that could prevent a change in control, which may cause our stock price to decline.

Our articles of incorporation or our bylaws could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 5,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Our articles of incorporation and bylaws also contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the articles of incorporation and bylaws, as applicable, among other things:

•	provide the board of directors with the ability to alter the bylaws without stockholder approval; and

•	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is quoted on the OTC Bulletin Board and OTCQB under the symbol “OTMF.OB”, although we expect to receive a new symbol due to our name change. This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock.  As of July 6, 2011, no shares of our common stock have traded. FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the SEC. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market and NYSE Amex. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market and NYSE Amex. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies within our industry experience declines in their share price, our share price may decline as well. Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the price of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular quarter, including vulnerability of our business to a general economic downturn; changes in the laws that affect our products or operations; competition; compensation related expenses; application of accounting standards; and our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Following the one year anniversary of the filing of this report, the former shareholders of EP Nevada may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations.  Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale.  As of the closing of the Merger, the Private Placement and the Share Cancellation, 1% of our issued and outstanding shares of common stock was approximately 623,889 shares.  Non-affiliate stockholders are not subject to volume limitations.  Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Merger, members of our management team have significant influence over us.

Immediately following completion of the Merger, Mr. Fraser owns approximately 64.1% of the outstanding common stock.  Mr. Fraser has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions.  Mr. Fraser may also have the power to prevent or cause a change in control.  In addition, without the consent of Mr. Fraser, we could be prevented from entering into transactions that could be beneficial to us.  The interests of Mr. Fraser may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting. The standards that must be met for management to assess the internal control over financial reporting as effective complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Merger.

On June 30, 2011, we entered into a Merger Agreement with Acquisition Sub, Name Change Merger Sub, and EP Nevada, pursuant to which EP Nevada merged with and into Acquisition Sub with EP Nevada continuing as the surviving entity (the “Merger”).  Upon the closing of the Merger, we exchanged each outstanding share of EP Nevada common stock for 4 shares of our common stock.  As a result of the Merger, EP Nevada became our wholly-owned subsidiary and our operations became that of EP Nevada.

We may not realize the benefits that we hoped to receive as a result of the Merger, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Merger will be realized with respect to our new business operations.  In addition, the attention and effort devoted to achieving the benefits of the Merger and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

We will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance efforts.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC. Our management and other personnel will need to devote a substantial amount of time and resources in complying with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These rules and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors and board committees or as executive officers and more expensive for us to obtain director and officer liability insurance.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”), once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth.  As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income.  Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future.  Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statement that are not purely historical and that are forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction.  There can be no assurance that future developments actually affecting us will be those anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	our ability to develop a new online marketing strategy for our products;

•	our ability to control and reduce advertising and marketing costs;

•	our ability to obtain a minimum favorable Nielsen Rating;

•	our ability to obtain certification in individual countries in the European Union;

•	our ability to sell our products in South America;

•	our reliance on third-party contractors to mix our products;

•	our ability to market our products to end-retailers successfully;

•	our vulnerability to interruptions in shipping lanes;

•	our ability to protect our trademarks;

•	our ability to increase our production capacity;

•	market acceptance of our proposed new line of nutritional supplements;

•	our reliance on the expected growth in demand for our products;

•	our ability to raise additional capital to fund our operations;

•	exposure to product liability claims;

•	exposure to intellectual property claims from third parties;

•	development of a public trading market for our securities;

•	the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
the other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ADDITIONAL DISCLOSURE

For additional information that would be required if the Company were filing a general form for registration of securities on Form 10, see Item 2.02 for “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Item 3.03 for a description of the Company’s securities post-Merger and related discussion of market price, and Item 4.01 regarding changes in the Company’s accountant, all incorporated by reference herein.  Required disclosure regarding the change in control of the Company, the impact on its directors, executive officers, control persons and related compensation and beneficial ownership issues are addressed in Item 5.01, incorporated by reference herein.  Attention is also directed to Item 9.01, which provides our unaudited financial statements as of and for the three months ended March 31, 2011 and our audited financial statements as of and for the years ended December 31, 2010 and 2009.

Item 2.02 Results of Operations and Financial Condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing in Item 9.01 of this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the ”Risk Factors” section included in Item 2.01of this report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Company Overview

Through EP Nevada, we offer a line of topical gels, lotions and oils, designed to enhance a person’s sex life and make people feel good about their sexual health in general. We currently have 12 exclusively formulated skin lubricants sold under our PINK® for Women and GUN OIL® for Men trademarks and intend to continue to expand our products offerings. Our proprietary formulated products are designed to increase mental focus and to improve the bond of interpersonal relationships. Our trademarked products are currently sold in 30 countries through more than 2,700 retail outlets.

Recent Events

On June 30, 2011, we completed merger transaction pursuant to an Agreement and Plan of Merger, dated June 30, 2011 (the “Merger Agreement”), by and among the Company, EPI Acquisition Corp. (“Acquisition Sub”), EPI Name Change Corp. (“Name Change Merger Sub”), and Empowered Products Nevada, Inc. (“EP Nevada”), pursuant to which EP Nevada merged with and into Acquisition Sub with EP Nevada continuing as the surviving entity (the “Merger”). Upon the closing of the Merger, we changed our name to “Empowered Products, Inc.” Upon consummation of the Merger, each outstanding share of EP Nevada common stock was exchanged for 4 shares of our common stock. As a result of the Merger, the sole stockholder of EP Nevada common stock received 40,000,000 of our shares of common stock. Immediately after the closing of the Merger, the Private Placement and the Share Cancellation we had 62,388,856 shares of common stock, no shares of preferred stock, no options and warrants to purchase 2,000,000 shares of our common stock issued and outstanding.

Pursuant to a Share Repurchase and Cancellation Agreement dated June 30, 2011 (the “Repurchase Agreement”) by and between the Company, OT Filings and Suzanne Fischer, we repurchased 223,370,000 shares of our common stock (the “Repurchased Shares”) from Suzanne Fischer for a repurchase price of $50,000 and all of the issued and outstanding shares of OT Filings.  Upon the repurchase, all of the Repurchased Shares were cancelled and the repurchase price of $5,000 was recorded as an expense in the period. The remaining $45,000 was paid out of OT Filings cash on-hand prior to the transfer of operating assets and liabilities of the pre-merged OT Filings to Suzanne Fischer.

On June 30, 2011, we entered into a subscription agreement to sell 2,000,000 shares of our common stock and warrants to purchase 2,000,000 shares of our common stock with an exercise price of $1.25 per share to an investor for an aggregate of $2.0 million (the “Private Placement”).  As consideration for the purchase of the shares and warrants, the investor agreed to pay $1.5 million cash and to exchange a $500,000 note issued by EP Nevada to the investor.  The note was exchanged on July 6, 2011 and we issued 500,000 shares to the investor on that date.  The remaining portion of the Private Placement closed on July 7, 2011 upon the receipt of $1.5 million in cash from the investor.

In June 2011 we entered into a new 24-month lease agreement for a new manufacturing facility adjacent our current facility 24 month lease.  Rental expenses under the lease total $4,000 per month.  We were also granted a purchase option to purchase the new facility at any time during the term of the lease for $608,000.

In March 2011, EP Asia acquired substantially all of the assets of Polarin Limited, a company organized under the laws of Hong Kong (“Polarin”).  The purchase price for the Polarin assets was approximately $59,000, which was derived by EP Nevada canceling certain accounts payable owed by Polarin to EP Nevada in exchange for assets assumed.

Results of Operations

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009
	(unaudited)		(unaudited)
	(in thousands)
Revenue	$750	100.0%	$813	100.0%	$2,928	100.0%	$2,375	100.0%
Cost of revenue	514	68.6%	519	63.8%	1,616	55.2%	1,425	60.0%
Gross profit	236	31.4%	294	36.2%	1,311	44.8%	950	40.0%

Selling and distribution	127	16.9%	117	14.4%	504	17.2%	507	21.3%
Research and development	-	-	12	1.5%	73	2.5%	83	3.5%
General and administrative	217	28.9%	166	20.4%	696	23.8%	892	37.6%

Loss from operations	(108)	14.4%	(1)	1.8%	38	1.3%	(532)	22.4%

Interest income	1	*	1	*	2	*	9	0.4%
Interest expense	(4)	0.5%	(6)	0.7%	(22)	0.8%	(12)	0.5%

Net income (loss)	(111)	14.8%	(6)	0.7%	18	0.6%	(535)	22.5%
* Less than 0.1%.

Three Months Ended March 31, 2011 and 2010

Revenues for the three months ended March 31, 2011 were $0.8 million as compared to $0.8 million in the comparable period in 2010.  The slight 7.7% decrease in revenues was primarily caused by the departure of two primary sales personnel at the beginning of the quarter ended March 31, 2011 in response to company's updated sales and compensation system, which resulted in fewer sales of our products during this period as compared to 2010.

Cost of revenue primarily consists of costs related to the production or purchase of products for sale.  Cost of revenue for the three months ended March 31, 2011 was $0.5 million as compared to $0.5 million in the comparable period in 2010.  The decrease in cost of revenues was primarily the result of a decrease in sales of our products, which was partially offset by an increase in shipping costs and the sale of bulk inventory.

In the three months ended March 31, 2011, our gross profit decreased to $0.2 million, from $0.3 million in the three months ended March 31, 2010. During the same period, our gross profit margin decreased to 31.4%, down from 36.2% in the three months ended March 31, 2010.  This decrease in our gross profit margin is mainly due to the decreased sales, the sale of bulk inventory in 2011 which had a lower gross margin than our other products, and increased shipping costs incurred in 2011.

Selling and distribution expenses for the three months ended March 31, 2011 were $0.1 million, or 16.9% of revenues, compared to  $0.1, or 14.4% of revenues, for the same period in the prior year, an increase of 8.2%.  The increase in selling and distribution expenses was primarily the result of severance costs of $28,000 incurred in the first quarter of 2011 for the two sales personnel that departed early in such quarter.  We expect that selling and distribution expenses will increase in the future as we implement our production capacity expansion plans and the introduction of our new nutritional supplement products.

Research and development expenses for the three months ended March 31, 2011 were $0 compared to $12,400 for the same period in the prior year.  The research and development expenses during 2010 was mainly the result of legal costs associated with our pursuit of 510(k) filing and approval from the FDA to use "condom safe" on our product labeling during the three months ended March 31, 2010.  We discontinued our pursuit of the 510(k) filing prior to 2011. We began pursuing the 510(k) filing again in the second quarter of 2011.

General and administrative expenses for the three months ended March 31, 2011 were $0.2 million, or 28.9% of revenues, compared to $0.2 million, or 20.4% of revenues, for the same period in the prior year, a 30.6% increase.  The increase in general and administrative was mostly due to professional fees related to the audit of our financial statements, Merger negotiations and preparation of Merger-related documents. We expect that our general and administrative expenses will increase in the future due to increases in salary expenses to our President and Chief Executive Officer, Scott Fraser, who will be paid an annual salary of $185,000 beginning upon the closing of the Merger (which will be prorated for the remainder for 2011), as well as increased expenses associated with being a publicly reporting company with the Securities and Exchange Commission.

No expense or benefit from income taxes was recorded in the three months ended March 31, 2011 or 2010 due to our net losses.  We do not expect any U.S. federal or state income taxes to be recorded for the current fiscal year because of available net operating loss carry-forwards.

We had a net loss of $0.1 million for the three months ended March 31, 2011 compared with a net loss of $6,400 for the three months ended March 31, 2010.

Years Ended December 31, 2010 and 2009

Revenues for the year ended December 31, 2010 were $2.9 million as compared to $2.4 million in the comparable period in 2009, a 23.3% increase.  The increase in revenues was primarily the result of the expansion of bottling line, which increased production capacity and enabled us fulfill a larger number of orders.

Cost of revenue primarily consists of costs related to the production or purchase of products for sale.  Cost of revenue for the year ended December 31, 2010 were $1.6 million as compared to $1.4 million in the comparable period in 2009, a 13.4% increase.  The increase in cost of revenues was primarily the result of an increase in sales orders.

In the year ended December 31, 2010, our gross profit increased to $1.3 million, from $1.0 million in the year ended December 31, 2009. During the same period, our gross profit margin increased to 44.8%, up from 40.0% in the year ended December 31, 2009.  This increase in our gross profit margin is mainly due to a decrease in our production costs associated with the starting of our internal bottling line.

Selling and distribution expenses for the year ended December 31, 2010 were $0.5 million, or 17.2% of revenues, which was flat with selling and distribution expenses of $0.5 million, or 21.3% of revenues, for the comparable period in 2009.

Research and development expenses for the year ended December 31, 2010 were $73,500 compared to $83,000 for the year ended December 31, 2009, a decrease of $9,600.  The decrease in research and development expenses was mainly the result of a decrease in costs related to the approval process for our 510(k) labeling application with the FDA in 2010.

General and administrative expenses for the year ended December 31, 2010 were $0.7 million, or 23.8% of revenues, compared to $0.9 million, or 37.6% of revenues, for the year ended December 31, 2009, a decrease of $0.2 million.  The decrease in general and administrative was mostly due to write-off of $0.1 million of bad debt expenses in 2009.

No expense or benefit from income taxes was recorded in the years ended December 31, 2010 or 2009 due to the utilization of net operating loss carry-forwards and a net loss position, respectively.

We had net income of $17,600 thousand for the year ended December 31, 2010 compared with a net loss of $0.5 million for the year ended December 31, 2009.

Liquidity and Capital Resources

We had cash and cash equivalents of $12,900 as of March 31, 2011, as compared to $28,900 and $700 as of December 31, 2010 and 2009, respectively.

We generally finance our operations through operating profit and borrowings under a line of credit.  We have a line of credit with Wells Fargo Bank providing for borrowings of up to $500,000.  As of March 31, 2011, we had borrowings of $424,115 outstanding under this line of credit.  Previously, our President and Chief Executive Officer personally guaranteed our borrowings under the line of credit, however, upon the closing of the Private Placement, Mr. Fraser no longer personally guarantees our borrowings under the line of credit.

On May 31, 2011, we borrowed $500,000 from an independent third-party, New Kaiser Limited.  Pursuant to the senior secured promissory note, such loan was guaranteed by all of our assets.  The purpose of the loan was to provide for additional liquidity for our operations prior to the Merger.  Upon the closing of the Private Placement, in which New Kaiser Limited was the sole investor, the note was converted to 500,000 shares of the Company’s common stock by New Kaiser Limited pursuant to the terms of the subscription agreement.

For the three months ended March 31, 2011, net cash used in operating activities was $11,800, as compared to net cash provided by operating activities of $57,300 for the comparable period in 2010. The increase in net cash used in operating activities is primarily attributable to the loss sustained in the quarter ended March 31, 2011, partially offset by the increase in accounts payable. For the year ended December 31, 2010, net cash used in operating activities was $78,400, as compared to net cash used in operating activities of $0.3 million for the comparable period in 2009. The decrease in net cash used in operating activities is primarily attributable to the company showing positive operating results and net income in 2010 versus a net loss in 2009.

For the three months ended March 31, 2011, net cash used in investing activities was $9,200, as compared to net cash used in investing activities of $19,000 for the comparable period in 2010. The decrease in net cash used in operating activities is primarily attributable to the reduced spending on plant and equipment from 2010 levels. Net cash used in investing activities was $58,300 for the year ended December 31, 2010 compared to $0.9 million for the comparable period in 2009. The decrease of cash used in investing activities was primarily attributable to a decrease of $0.2 million in purchases of plant and equipment and $0.6 million of restricted cash in 2009 related to the purchase of a Certificate of Deposit to back EP Nevada’s line of credit.

Net cash provided by financing activities was $5,000 for the three months ended March 31, 2011 as compared to net cash used in financing activities of $35,600 million for the comparable period in 2010. The increase in net cash provided by financing activities is primarily attributable to lower repayments of our line of credit. Net cash provided by financing activities was $0.2 million for the year ended December 31, 2010 as compared to net cash provided by financing activities of $1.2 million for the comparable period in 2009. The decrease in net cash provided by financing activities is primarily attributable to a decrease in advances from our credit line and $0.6 million decrease in capital contributions and decreased repayments to our line of credit.

For the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, our inventory turnover was 4.5, 4.8, 3.7 and 3.1 times, respectively. The average days outstanding of our accounts receivable as of March 31, 2011 was 54 days, as compared to 53 days as of December 31, 2010 and 58 days as of December 31, 2009.

We have spent approximately $28,000 on deposits for new bottling equipment in 2011 and have a balance due on such equipment of approximately $77,000 payable by September 1, 2011.  We also plan to purchase an estimated $80,000 of additional equipment before the end of calendar year 2011, which we intend to purchase with the proceeds of the Private Placement.  Our company will also expect to increase expenses related to shareholder relations costs but we do not have a set budget at this time.

Anticipated cash flows from operations and funds available from our credit facilities, together with cash on hand, should provide sufficient funds to finance our operations for at least the next 36 months. Changes in our operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may require us to seek additional debt or equity financing. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.

Off-Balance-Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. On an ongoing basis, we evaluate these estimates and judgments, including those described below. We base our estimates on our historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

While our significant accounting policies are more fully described in Note 3 to our audited financial statements included in Item 9.01 of the Current Report, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our reported financial results and affect the more significant judgments and estimates that we use in the preparation of our financial statements.

Revenue recognition

We recognize revenue when all significant contractual obligations, which involve the shipment of the products sold and reasonable assurance as to the collectability of the resulting account receivable, have been satisfied. Returns are permitted for damaged or unsalable items only.  Revenue is shown after deductions for prompt payment, volume discounts and returns. We estimate that these discounts and returns will approximate 2% of gross revenues and the costs are accrued accordingly.  We participate in various promotional activities in conjunction with our retailers and wholesalers, primarily through the use of discounts.  The allowances for sales returns are established based on our estimate of the amounts necessary to settle future and existing obligations for such items on products sold as of the balance sheet date.

Accounts receivable

Accounts receivable are carried at the outstanding amount due less an allowance for doubtful accounts, if an allowance is deemed necessary. Allowance for doubtful accounts are established when there is a basis to doubt the full collectability of the accounts receivable. We periodically evaluate our accounts receivable and determine the requirement for an allowance, based on its history of past write-offs, collections and current conditions. When an account receivable is ultimately determined to be uncollectible and due diligence for collection has taken place, the account receivable is written-off.

Inventory

Inventory consists primarily of raw materials and finished goods that we hold for sale in the ordinary course of business.  Inventory is stated at the lower of cost (determined on the first-in, first-out basis) or market.  Other manufacturing overhead costs are also allocated to finished goods inventory.  We periodically evaluate the composition of inventory and estimates an allowance to reduce inventory for slow moving, obsolete or damaged inventory. No allowance was necessary at March 31, 2011, December 31, 2010 and 2009.

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2011, pursuant to the terms of the Merger Agreement each outstanding share of EP Nevada common stock was exchanged for 4 shares of our common stock.  As a result of the Merger, the sole stockholder of EP Nevada common stock received 40,000,000 shares of common stock, or 64.1% of our issued and outstanding common stock.  All of the securities were offered and issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The sole stockholder of EP Nevada qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On June 30, 2011, we entered into a subscription agreement with New Kaiser Limited, pursuant to which we agreed to sell an aggregate of 2,000,000 shares of our common stock for $1.00 per share to the investor.  We also agreed to sell the investor five-year warrants to purchase 2,000,000 shares of our common stock at an exercise price of $1.25 per share.  As partial consideration for the sale of such shares, the investor agreed to exchange a $500,000 promissory note issued to the investor by EP Nevada as additional capital, bringing the full raise to $2,000,000.  The note was exchanged on July 6, 2011 for 500,000 shares of our common stock.  The closing of the sale of the remaining 1,500,000 shares occurred on July 7, 2011.  The securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”).  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) New Kaiser Limited is a non-U.S. resident and has not offered or sold its shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) New Kaiser Limited has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) New Kaiser Limited agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

The above description of the subscription agreement is qualified in their entirety by reference to Exhibit 10.6, filed with this report.

THIS CURRENT REPORT IS NOT AN OFFER OF SECURITIES FOR SALE. ANY SECURITIES SOLD IN THE PRIVATE PLACEMENT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION.

DESCRIPTION OF SECURITIES – POST- MERGER

Common Stock

We are authorized to issue 2,200,000,000 shares of common stock, $0.001 par value per share.  There are currently 62,388,856 shares of common stock issued and outstanding.  Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the completion of the Merger, Scott Fraser owned approximately 64.1% of the outstanding shares of our common stock.  Accordingly, after completion of the Merger, Mr. Fraser is in a position to control all of our affairs.

Preferred Stock

We may issue up to 5,000,000 shares of our preferred stock, par value $0.001 per share, from time to time in one or more series.  No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Options

We have no options to purchase shares of common stock outstanding.

Warrants

We currently have warrants outstanding to purchase 2,000,000 shares of our common stock at an exercise price of $1.25 per share.  The warrants expire on July 7, 2016.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future.  The stock market in general has experienced extreme stock price fluctuations in the past few years.  In some cases, these fluctuations have been unrelated to the operating performance of the affected companies.  Many companies have experienced dramatic volatility in the market prices of their common stock.  We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially.  Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	our financial position and results of operations;

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	the ability of our new nutritional supplements to gain market acceptance;

•	our ability to increase awareness of our brand;

•	our ability to implement our new marketing strategy to sell our products directly to retailers;

•	Announcements of new products by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The development of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Stockholders of Record

As of July 6, 2011, there were 20 stockholders of record of our common stock.

Dividends

There were no dividends paid during the three months ended March 31, 2011 or the years ended December 31, 2010 or 2009.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Although we did not identify our company as a shell company prior to the Merger, we believe we may have been a shell company prior to the Merger.  If we are deemed to have been a shell company prior to the Merger, sales of our shares must be compliant with Rule 144(i).  Pursuant to Rule 144(i), none of our shares of common stock may be sold under Rule 144 until July 7, 2012, which is 12 months after the filing of this current report on Form 8-K reporting the closing of the Merger.  Additionally, stockholders may not sell our shares pursuant to Rule 144 unless at the time of the sale, we have filed all reports, other than reports on Form 8-K, required under the Exchange Act with the SEC for the preceding 12 months.

NEVADA ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

We may become subject to Nevada Revised Statutes (“NRS”) sections 78.378 to 78.393 which prohibit a person acquiring a “controlling interest” in a corporation, as defined in NRS Section 78.3785 from voting shares of a corporation’s stock, unless the acquirer obtains the approval of the issuing corporation's disinterested stockholders at a meeting of stockholders. In the event that the disinterested stockholders provide such acquiring person who has acquired at least a majority of the voting power of the corporation with voting rights, any disinterested stockholder whose shares are not voted in favor of authorizing voting rights may dissent and obtain payment of the fair value of his or her shares.  These sections of the NRS do not apply to any corporation that has fewer than 200 stockholders of record, at least 100 of whom have addresses in Nevada,  or any corporation that does not do business in Nevada directly or through an affiliated corporation.  We do not have 200 stockholders of record and, therefore, these sections of the NRS do not currently apply to our company.

We are also subject to NRS Sections 78.411 -78.444 which prohibit specified persons who, together with affiliates and associates, own, or with in three years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders cannot engage in specified “combinations” with the corporation or a period of three years after the date on which the person became an interested stockholder, unless certain conditions are met. We do not have 200 stockholders of record and, therefore, these sections of the NRS do not currently apply to our company.

Our articles of incorporation or our bylaws could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders.  We are authorized to issue up to 5,000,000 shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. No preferred stock is currently outstanding. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management

Our articles of incorporation and bylaws also contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the articles of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

Item 5.01	Changes in Control of Registrant.

OVERVIEW

OTF entered into the Merger Agreement with Acquisition Sub, Name Change Merger Sub, and EP Nevada on June 30, 2011.  Pursuant to the Merger Agreement, EP Nevada merged with and into Acquisition Sub (the “Merger”), with EP Nevada continuing as the surviving entity.  Pursuant to the Merger, we became the 100% parent of EP Nevada and changed our name to “Empowered Products, Inc.”

Immediately following the closing of the Merger, the Private Placement and the Share Cancellation, the former sole stockholder of EP Nevada beneficially owned approximately 64.1% of our issued and outstanding common stock, the original OTF stockholders owned approximately 32.7% and New Kaiser Limited, the investor in the Private Placement, owned approximately 3.2% of our issued and outstanding common stock.  We issued no fractional shares in connection with the Merger.  Immediately after the closing of the Merger, the Private Placement and the Share Cancellation, we had 62,388,856 outstanding shares of common stock, no shares of preferred stock, no options and warrants to purchase 2,000,000 shares of our common stock outstanding.

Our common stock is quoted on the OTC Bulletin Board and OTCQB under the symbol “OTMF.OB”. We expect to receive a new symbol as a result of our name change to Empowered Products, Inc. This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock.  As of July 6, 2011, no shares of our common stock have traded.

The shares of our common stock issued to the former sole stockholder of EP Nevada in connection with the Merger were not registered under the Securities Act and, as a result, are “restricted securities” that may not be offered or sold in the United States absent registration or an applicable exemption from registration.

We intend to carry on the business of EP Nevada.  Our relocated executive offices are located at 3367 West Oquendo Road, Las Vegas, Nevada 89118.

For accounting purposes, the Merger is being treated as a reverse acquisition because the former sole stockholder of EP Nevada owns a majority of the issued and outstanding shares of common stock of our company immediately following the Merger.  Due to the issuance of the 40,000,000 shares of our common stock to the former sole stockholder of EP Nevada, a change in control of our company occurred on June 30, 2011.

At the consummation of the Merger, the board of directors immediately prior to the Merger, which consisted of Suzanne Fischer as the sole director, appointed Scott Fraser as Chairman of the Board.  Ms. Fischer also resigned from all of her officer positions, except her position as Secretary, with the Company.  In addition, concurrent with the closing of the Merger, our board of directors appointed Mr. Fraser as our President and Chief Executive Officer.  For complete information regarding our new officers and directors, refer to “Executive Officers, Directors and Key Employees” under Item 5.01, above.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K.  The transactions contemplated by the Merger Agreement, as amended, were intended to be a “tax-free” reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Prior to the Merger, Suzanne Fischer served as the sole director of OTF and as OTF’s President, Chief Executive Officer, Chief Financial Officer, and Secretary.  Upon the closing of the Merger, Ms. Fischer resigned as President, Chief Executive Officer and Chief Financial Officer of the Company; she remains Secretary.

Upon closing of the Merger, the following individuals were named to the board of directors and executive management of our company:

Chief Executive Officer, President, Chief Financial Officer, Secretary and a Director

Name	Age	Position
Scott Fraser	46	President, Chief Executive Officer and Chairman of the Board
Suzanne Fischer	33	Director and Secretary

Background of Officers and Directors

The following is a brief summary of the background of each director and executive officer of the Company:

Scott Fraser. Mr. Fraser has served as the President, Chief Executive Officer, and Chairman of the Board of Empowered Products, Inc. since the closing of the Merger. He has served as the President, Treasurer, Secretary and sole Director of EP Nevada since March 2004. Since October 1999, Mr. Fraser has also served as the President of Contrarian Press, LLC. Mr. Fraser received a bachelor’s degree in Speech Communication from San Diego State University in 1988. Mr. Fraser, as the founder of EP Nevada in 2002, has extensive knowledge of our business operations which qualifies him to serve on our board of directors.

Suzanne Fischer. Ms. Fischer served as the Chief Executive Officer, President, Chief Financial Officer, and Secretary of the Company from July 2009 to June 2011. Ms. Fischer has served as a director of the Company since July 2009. Ms. Fischer has served as a financial analyst for Quest Diagnostics, a provider of diagnostic testing, information and services that patients and doctors need to make healthcare decisions since 2007. From January 2008 to April 2008, Ms. Fischer was the sole officer and director of WestCoast Golf Experiences, Inc., a public company that was quoted on the OTCBB. From 1999 to 2006, Ms. Fischer was the assistant manager of operations at Mayan, Inc., where she reconciled cash accounts of all employees, planned and conducted the quarterly and annual physical inventory counts and developed and implemented internal controls to reduce employee theft. Ms. Fischer earned her Bachelor of Science degree in accountancy from California State University, Northridge in May 2008. Ms. Fischer is not an officer or director of any other reporting company. Ms. Fischer’s prior service as a director of a publicly reporting company qualifies her to serve as a member of our board of directors.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

In September 2003, Mr. Fraser consented, without admitting or denying liability, to the entry of an administrative order by the SEC in which he agreed to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act of 1934 in connection with alleged misrepresentations made in advertisements soliciting subscriptions to an investment newsletter publication

Other than as disclosed above, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees and Director Independence

Neither of directors are considered independent directors under Section 803A(2) of the NYSE Amex Company Guide, even though such definition does not currently apply to us because we are not listed on the NYSE Amex.

Nominating Committee

Our board of directors participates in consideration of director nominees. The board of directors will consider candidates who have experience as a board member or senior officer of a company or who are generally recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer. The board of directors will also evaluate whether the candidates' skills and experience are complementary to the existing board's skills and experience as well as the board of directors' need for operational, management, financial, international, technological or other expertise. The board of directors will interview candidates that meet the criteria and then select nominees that the board of directors believes best suit our needs.

Compensation Committee

The board of directors does not have a compensation committee.

Audit Committee and Audit Committee Financial Expert

Presently, the board of directors acts as the audit committee. The board of directors does not have an audit committee financial expert. The board of directors has not yet recruited an audit committee financial expert to join the board of directors.

Code of Business Conduct and Ethics

We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation earned for services rendered to our predecessor and EP Nevada for the two fiscal years ended December 31, 2010 of the principal executive officer, in addition to our two most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals, as applicable, for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Scott Fraser	2010	10,500	-	-	10,500
President, Chief Executive	2009	-	-	-	-
Officer and Chairman of the Board

Suzanne Fischer (1)	2010	-	-	-	-
Former President, Chief	2009	-	-	-	-
Executive Officer, Chief Financial Officer

(1) Upon the close of the Merger on June 30, 2011, Ms. Fischer resigned as the President, Chief Executive Officer and Chief Financial Officer of the Company.  She remains the Company’s secretary.

Outstanding Equity Awards at 2010 Fiscal Year End

There were no outstanding equity awards in 2010.

Employment Agreements

We have no employment agreements with any of our executive officers, however, we have agreed to pay an annual salary to our President and Chief Executive Officer of $185,000 beginning upon the closing of the Merger, which amount will be prorated for 2011.

Equity Compensation Plan.

We do not have any securities authorized for issuance under any equity compensation plan.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2010 by members of board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Suzanne Fischer	-	-	-	-	-	-	-
Scott Fraser (1)	-	-	-	-	-	-	-
(1) Represents fees earned for service on the board of directors of EP Nevada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Empowered Products, Inc.

Empowered Products, Inc., EP Nevada, EP BVI, EP Asia and Polarin Australia which are either directly or indirectly wholly-owned subsidiaries of the Company, each have interlocking executive and director positions with us and with each other.

Merger

Upon consummation of the Merger, each outstanding share of EP Nevada common stock was exchanged for 4 shares of our common stock. As a result of the Merger, the sole stockholder of EP Nevada, Scott Fraser, received 40,000,000 of our shares of common stock, or 64.1% of our issued and outstanding common stock. Immediately after the closing of the Merger, the Share Cancellation and the Private Placement, we had 62,388,856 shares of common stock, no shares of preferred stock, no options and warrants to purchase 2,000,000 shares of our common stock outstanding.

Based on a per share offering price of $1.00, which is the price per share at which shares of our common stock were sold in the Private Placement, the 40,000,000 shares received by Mr. Fraser had an implied monetary value of approximately $40.0 million. The implied monetary value of the shares received by Mr. Fraser was calculated based on the $1.00 per share offering price of the shares sold in the Private Placement, without regard to liquidity, marketability, or legal or resale restrictions; accordingly, such amount should not be considered as an indication of the fair value of the shares Mr. Fraser received in the Merger.

The Merger resulted in a change in control of our company from Suzanne Fischer to the former sole stockholder of EP Nevada, Scott Fraser. In connection with the change in control, Mr. Fraser was appointed Chairman of the Board of our Board of Directors and elected as the President and Chief Executive Officer of the Company effective as of the date of the closing of the Merger. Ms. Fischer, an officer and director of OTF prior to the consummation of the Merger, resigned from all officer positions at the time the Merger was consummated, except her position as Secretary, and continues as a member of the Board of Directors.

Lease with Affiliated Party

We rent 11,000 square feet of office and manufacturing space from an affiliate that is controlled by Scott Fraser, our Chief Executive Officer, under a triple net lease expiring on February 28, 2012. Monthly base rent under the lease is $7,000.

Share Repurchase and Cancellation

Pursuant to a Share Repurchase and Cancellation Agreement dated June 30, 2011 (the “Repurchase Agreement”) by and between OTF, OT Filings and Suzanne Fischer, OTF repurchased 223,370,000 shares of its common stock (the “Repurchased Shares”) from Suzanne Fischer for a repurchase price of $50,000 and all of the issued and outstanding shares of OT Filings.  Upon the repurchase, OTF cancelled all of the Repurchased Shares.

Guarantee by President and Chief Executive Officer

Our President and Chief Executive Officer, Scott Fraser, previously personally guaranteed our line of credit with Wells Fargo Bank. Mr. Fraser ceased being a guarantor on the line of credit in June 2011.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

Our Articles of Incorporation provide for the indemnification of our officers, directors employees and agents to the fullest extent permitted by the Nevada Revised Statutes, as amended from time to time. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes is proper in a specific case must be made by: (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Nevada General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our employees and agents. We are required to advance, prior to the final disposition of any proceeding, on request, all expenses incurred by any director or executive officer in connection with that proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company. If the Company fails to pay any written claim for indemnification within sixty (60) days after the Company’s receipt of a written claim (except for claims for advancement of expenses which period is twenty (20) days after receipt of such claim), the indemnitee may bring suit against the Company to recover an advancement of expenses and shall be entitled to be paid the expense of prosecuting or defending such suit.

In addition, our Articles of Incorporation provide that no director or officer of the Company shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Nevada law, and that may provide additional procedural protection.  As of the date of the Merger, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future.  Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE MERGER

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the closing of the Merger on June 30, 2011 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Immediately prior to the closing of the Merger, the Share Cancellation and the Private Placement, we had outstanding 243,758,856 shares of common stock, no shares of preferred stock, no options and no warrants to purchase shares of common stock. Immediately after the closing of the Merger, the Share Cancellation and the Private Placement, we had 62,388,856 shares of common stock, no shares of preferred stock, no options and warrants to purchase 2,000,000 shares of common stock issued and outstanding.

The following table sets forth certain information with respect to beneficial ownership of our common stock immediately after the closing of the Merger based on issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable.  Unless otherwise indicated, the address of each stockholder listed in the table is c/o Empowered Products, Inc. 3367 West Oquendo Road, Las Vegas, Nevada 89118.

Name and Address of Beneficial Owner	Title	Beneficially Owned Post-Merger	Percent of Class (1)

Directors and Executive Officers
Scott Fraser	President, Chief Executive Officer and Chairman of the Board	40,000,000	64.1%

Suzanne Fischer	Director and Secretary	150,000	0.2%

Officers and Directors as a Group (total of 2 persons)		40,150,000	64.4%

(1)	Each stockholder’s percentage of ownership in the above table is based upon 62,388,856 shares of the Company’s common stock outstanding as of July 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Empowered Products, Inc.

Date: August 31, 2011

	By:	/s/ Scott Fraser
Name: Scott Fraser
Title: President and Chief Executive Officer